News Release

FOR IMMEDIATE RELEASE

Technology Veteran Darrell Montgomery
Joins Daegis Board of Directors

IRVING, Texas – April 9, 2015 – Daegis Inc. (NASDAQ: DAEG), a global information governance, migration solutions and development tools company, today announced the election of technology industry veteran Darrell Montgomery to its board of directors. Tery Larrew is retiring from the board after 12 years of service. Mr. Montgomery will serve on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

“Darrell brings a wealth of proven business and technology leadership experience that’s very relevant for where Daegis is heading,” said Tim Bacci, CEO of Daegis. “I’m pleased to welcome Darrell to the board and look forward to benefiting from his expertise in the information technology space.”

“On behalf of the board and the entire company, I want to thank Tery Larrew for his leadership and dedication as a board member. Tery has made important and positive contributions during his years of service and we wish him all the best,” added Mr. Bacci.

Mr. Montgomery, 54, brings nearly 25 years in operational management, technology sales, M&A and consulting to Daegis. He began his business career at Gemini Consulting as a senior consultant leading client teams in telecommunications, computer services, banking and retail in both the United States and Europe. Next, Mr. Montgomery spent 20 distinguished years at Dell Services (formerly Perot Systems). At Perot’s Management Consulting Group, he worked with large enterprises as well as small companies principally focused on strategy and IT infrastructure needs. Mr. Montgomery also served as Director of Operations, Global Software Solutions and held a senior role in the Commercial Solutions Group and then served as an Executive Director in charge of establishing and leading the private equity channel.

Mr. Montgomery earned a B.S. in Engineering, with Distinction, from the U.S. Naval Academy and an MBA from Harvard Business School. He formerly served on active duty as a U.S. Marine Corps Officer.

About Daegis Inc.
Daegis Inc. (NASDAQ: DAEG) is a global enterprise software company with comprehensive offerings for information governance, application migration, data management and application development. Our products include leading-edge enterprise archive and eDiscovery technology, mobile application development technology, application migration and data management software. Approximately 20% of Fortune 100 companies use our solutions. We are headquartered in Irving, Texas and serve our worldwide customer base through our offices in California, New Jersey, Australia, Canada, France, Germany and the UK.

Contact:
Daegis
Susan K. Conner
(214) 584-6427
sconner@daegis.com

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